Exhibit 10.11

AMENDED AND RESTATED AGREEMENT

This Agreement (this “Agreement”) is made and entered into on the 7th day of January, 2013 by and between LCA-Vision Inc., a Delaware corporation (the “Corporation”), and Michael J. Celebrezze (the “Employee”).

RECITALS:

A. The Employee is currently employed by the Corporation as Senior Vice President/Finance and Chief Financial Officer.

B. The Employee desires to continue to be employed by the Corporation, and the Corporation desires to continue to employ the Employee, on the terms outlined in this Agreement.

C. The Company and the Employee are parties to a prior agreement with respect to his employment dated December 1, 2008.

D. This Agreement amends and supersedes the prior agreement and any other agreement between the Employee and the Corporation with respect to the matters covered herein.

NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1. Position and Term. Effective as of the date of this Agreement, the Corporation continues to employ the Employee, and the Employee accepts continued employment with the Corporation as Chief Executive Officer of the Corporation. The term of the Employee’s employment is “at will” meaning that either the Employee or the Corporation can end the Employee’s employment at any time and for any reason. The initial term of this Agreement commences on the date of this Agreement and terminates on December 31, 2013. The term of this Agreement will be renewed automatically from year to year thereafter, unless either the Employee or the Corporation notifies the other at least ninety (90) days prior to December 31, 2013 or December 31st of any subsequent year of its or his desire to terminate this Agreement as of the December 31st immediately following the service of notice. While he is employed by the Corporation, the Employee shall devote substantially all of his business time, ability, and attention for the benefit of the business of the Corporation. Nothing in this Section 1, however, will prevent the Employee from engaging in additional activities in connection with personal investments, charitable, civic, educational, professional, industry, or community affairs that are not inconsistent with the Employee’s duties under this Agreement. The Employee’s duties shall include those as are customary for someone of his position at comparable corporations.

2. Best Efforts. The Employee agrees on a full-time basis to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the terms of this Agreement.

3. Compensation and Benefits. The Corporation shall pay the Employee a base salary of Two Hundred Sixty-Seven Thousand Eight Hundred Dollars ($267,800) per year, which shall be paid in accordance with the Corporation’s standard salary schedule from time to time in effect, but no less frequently than in equal monthly installments. The base salary will be reviewed by the Compensation Committee of the Board of Directors not less frequently than annually, and may be adjusted upward (but not downward), in the discretion of the Compensation Committee of the Board of Directors. In addition, the Employee shall be eligible for annual cash and equity incentive bonuses as may be awarded to him in the discretion of the Compensation Committee or the

Board of Directors. The Employee shall be entitled to participate in such other group employee benefits, including but not limited to the benefits listed on Exhibit A of this Agreement. All reasonable and necessary expenses incurred by the Employee in the course of the performance of the Employee’s duties to the Corporation shall be reimbursable in accordance with the Corporation’s then current travel and expense policies. In connection with his employment by the Corporation, the Employee shall be based at the principal executive offices of the Corporation in the Cincinnati, Ohio area, except for travel reasonably required for Corporation business. If elected as a Director of the Corporation, the Employee shall serve in such capacity without further compensation.

4. Confidentiality, Non-competition, Inventions, Etc. The Employee recognizes that the Corporation has and will have information regarding inventions, products, product designs, processes, technical matters, trade secrets, copyrights, customer lists, prices, costs, discounts, business and financial affairs, future plans, and other vital items of information which are confidential, valuable, special, and unique assets of the Corporation. In order to protect these assets, and in consideration of the Employee’s continued employment and the agreement of the Corporation to enter into this Agreement, the Employee agrees to execute the Confidentiality, Inventions and Noncompetition Agreement attached to this Agreement as Exhibit B, which shall be considered as part of this Agreement.

5. Breach. In the event of a breach by the Employee of any of the provisions of this Agreement during or after the term hereof, the Corporation shall be entitled to an injunction (without the requirement of bond) restraining the Employee from violating such provisions. Nothing herein shall be construed as prohibiting the Corporation from pursuing other remedies, including a claim for losses and damages.

6. Termination. (a) The Employee may terminate this Agreement for Good Reason. Good Reason means a separation from service because of (A) the Corporation having breached any material provision of this Agreement, (B) a material diminution in the Employee’s authority, duties, or responsibilities; (C) a change in the geographic location of the Employee’s primary work location that is thirty-five (35) miles or more from the Corporation’s headquarters in Cincinnati, Ohio; or (D) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation fails to assume all of the Corporation’s obligations under this Agreement. Besides satisfying (A) - (D), in order to be considered Good Reason, the Employee must provide written notice to the Corporation of the existence of the breach of the material provision within 90 days of the initial existence of the breach, and within 30 days after receipt of such notice, the Corporation must fail to cure such breach. The Corporation may terminate the employment of the Employee for “Cause” if (i) the Employee has breached any material provision of this Agreement and within 30 days after notice thereof from the Corporation, the Employee fails to cure such breach; or (ii) the Employee at any time refuses or fails to perform, or misperforms, any of his obligations under or in connection with this Agreement in a manner of material importance to the Corporation and within 30 days after notice thereof from the Corporation, the Employee fails to cure such action or inaction; or (iii) a court makes a final determination that the Employee has committed a fraud or criminal act in connection with his employment. If the Employee’s employment hereunder is terminated by the Corporation for any reason other than for Cause (as defined above), or by the Employee for Good Reason or due to death or disability (as defined in the Company’s long-term disability policy), or if the Corporation gives notice of non-renewal pursuant to Section 1 above, the Employee shall be entitled to the following severance and benefits under this Agreement: (i) continuation of the Employee’s base salary, including any subsequent upward adjustments in the Employee’s base salary, payable in 18 (or 24, if such termination by the Corporation without Cause or by the Employee for Good Reason or due to death or disability (as defined above), or by the Corporation giving notice of non-renewal pursuant to Section 1 above is within 45 days before or 9 months after a Change of Control (as defined in the Corporation’s 2011 Stock Incentive Plan)) equal monthly installments commencing on the next payroll ending date after the Employee’s date of termination, (ii) continuation of health, dental and vision benefits for the 18-month (or 24-month, if such termination by the Corporation without Cause or by the Employee for Good Reason or due to death or disability (as defined above), or by the Corporation giving notice of non-renewal pursuant to Section 1 above is within 45 days before or 9 months after a Change of Control) period following his date of termination with premiums charged to the Employee at active employee rates, (iii) in the case of any such termination occurring after the sixth complete month of the fiscal year of termination, a bonus under the Executive Cash Bonus Plan for the year of termination in an amount based on actual performance for the year (provided, all subjective individual performance measures will be deemed satisfied), pro-rated for the fraction of the year during which the Employee was employed, and payable when annual bonuses are paid to other senior executives, (iv) all of the Employee’s Options and Time-Based Restricted Share Awards will vest in full, (v) the Employee will be issued shares under outstanding Performance-Based Restricted Share Awards based on the actual level of achievement of the performance criteria for the applicable performance period applicable to the Awards, pro-rated to reflect the number of days from the start of the applicable performance period to the date the Employee ceases to be employed by the Corporation divided by the total number of days in the applicable performance period, any such shares to be issued to the Employee at the same time as shares are issued to other senior executive officers, and (vi) the following amounts and benefits (“Accrued Obligations”): (a) the Employee’s accrued and unpaid base salary and accrued and unused vacation through the date of termination, payable by the next payroll ending date after such termination, (b) the Employee’s unreimbursed business expenses incurred through the date of termination and payable in accordance with such policies and procedures as are applicable to senior executives of the Corporation, (c) any unpaid annual bonus earned for the prior fiscal year, payable when annual bonuses are paid to other senior executives but in no event beyond the last day on which such payment would qualify as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), and (d) all accrued, vested and unpaid benefits under all employee benefit plans in which the Employee is a participant immediately prior to his termination, payable in accordance with the terms of such plans. The Employee will not be obligated to mitigate his severance and other benefits provided under this Agreement, and no amounts payable to the Employee hereunder will be reduced as a result of subsequent employment or self-employment, except that (x) the Employee’s base salary continuation benefit as provided in clause (i) above which is to be paid after the first anniversary of the termination of the Employee’s employment will be reduced by the amount of any employment- related compensation the Employee receives from a subsequent employer or self-employment, and (y) the Employee’s health care benefits continuation as provided in clause (ii) above will be reduced by any comparable coverage from a subsequent employer. In the event of a Change in Control all of the Employee’s Options and Time-Based Restricted Share Awards will vest in full and all of the Employee’s Performance-Based Restricted Share Awards will be treated as earned at target (if the performance period is not then completed) and the shares subject thereto will be issued to the Employee within 10 days of such Change in Control. Notwithstanding the provisions of Subsection (a), the Corporation’s obligation to make the payments and provide the benefits described in clauses (i), (ii), (iii), (iv) and (v) of the fifth sentence of this Subsection (a) is conditioned upon the Employee’s execution and delivery at the time of such termination (and non-revocation thereafter) of a release substantially in the form of Exhibit C hereto with such changes as the parties may agree.

(b) Notwithstanding the provisions of Subsection (a), to the extent the amount of severance payable and other benefits provided under the immediately preceding paragraph does not exceed the Separation Pay Exemption Amount (defined below), such severance and other benefits shall be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and shall be paid or provided in accordance with the provisions of Subsection (a). The amount of the severance payable and other benefits provided under Subsection (a) that is in excess of the Separation Pay Exemption Amount shall be subject to the requirements of Section 409A and shall be paid in strict accordance with the provisions of Subsection (a), unless the Employee is a specified employee (as defined in accordance with Treas. Reg. §1.409A-l(j) and such rules as may be established by the Corporation (including its delegate) from time to time) on his date of termination in which case the excess amount shall be paid as follows: (w) no portion of the excess amount may be paid, or commence to be paid, earlier than 6 months after the date the Employee terminates employment, (x) in the case of a payment that would have otherwise been paid during such 6-month period, the payment shall be made on the first day of the seventh month following the date the Employee terminates employment, (y) in the case of installment payments that would have otherwise been paid during such 6 month period, such installment payments shall be accumulated and paid on the first day of the seventh month following the date the Employee terminates employment and the remaining installments shall be paid in strict accordance with the provisions of Subsection (a), and (z) the determination of the amount of severance payable and other benefits provided under this Agreement that may be considered excess amounts shall be made in the following order (those that are listed first shall be considered not to exceed the Separation Pay Exemption Amount to the maximum extent possible): (I) benefits, then (II) any payments in cash that are to be paid in installments, then (III) any payments in cash that are to be paid in a lump sum, and (IV) any noncash payments. For purposes of this Subsection (b), the term “Separation Pay Exemption Amount” means an amount equal to two times the lesser of (x) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Employee’s taxable year preceding the taxable year in which the Employee separates from service (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service); or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Employee separates from service.

(c) Notwithstanding anything in this Agreement to the contrary, if any of the payment or payments or other benefit to the Employee (prior to any reduction below) provided for in this Agreement, together with any other payment or payments or other benefit which the Employee has the right to receive from the Corporation or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Section 1504(b) of the Code, of which the Corporation is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount (defined below) is greater than the Taxed Amount (defined below), then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to approval of the Corporation if made on or after the date on which the event that triggers the Payments occurs): (i) reduction of cash payments; then (ii) cancellation of accelerated vesting of stock or stock option awards; and then (iii) reduction of the Employee’s benefits. In the event that acceleration of vesting of stock or stock option award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock awards unless the Employee elects in writing a different order for cancellation.

7. Notices. Any notice or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes to a party: (a) if delivered personally to such party; (b) if sent to such party (addressed to such party’s facsimile number which is set forth in this Agreement) by facsimile, with receipt confirmed by telephone; (c) if sent to such party (addressed to such party’s address which is set forth in this Agreement) by regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment thereof; or (d) if sent to such party (addressed to such party’s address which is set forth in this Agreement) by registered or certified mail, postage and charges prepaid. Any such notice shall be deemed to be given: (i) upon personal delivery, as provided above; (ii) upon telephonic confirmation of receipt of notice sent by facsimile, as provided above; (iii) one (I) business day after delivery to a regularly scheduled overnight delivery carrier, addressed and sent as provided above; or (iv) three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as provided above. The addresses of each of the parties are as follows:

To the Corporation:

LCA-Vision Inc.

7840 Montgomery Road

Cincinnati, OH 45236

Attention: Chairman of the Board

Facsimile No.: (513) 792-5620

To the Employee:

Michael J. Celebrezze

404 Mill Street

Milford, OH 45150

Any party may change such party’s address or facsimile number for purposes of this Agreement by notice given in accordance herewith.

8. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and there are no other promises or conditions between the parties in any other agreement, whether oral or written, relating to such subject matter. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter hereof.

9. Amendment. This Agreement may only be modified or amended if the amendment is made in writing and is signed by both parties. Any amendments hereto must be signed by the Chairman of the Board or his designee on behalf of the Corporation or at the direction of the Corporation’s Board of Directors to be effective against the Corporation.

10. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

11. Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of this Agreement.

12. Applicable Law. This Agreement shall be governed by the laws of the State of Ohio, except the choice of law provisions thereof.

13. Arbitration Agreement. Any and all claims with respect to this Agreement shall be settled by arbitration administered by the American Arbitration Association (AAA) in Cincinnati, Ohio under the AAA’s National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In any such arbitration proceeding, either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party pending the arbitrator’s determination of the merits of the controversy. Nothing in this Agreement is intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission or Department of Labor. Employee acknowledges that he would not seek and would not be entitled to any monetary benefit from such an administrative claim.

14. Indemnification. In accordance with the Corporation’s Bylaws, the Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, the Employee if he is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is a director or officer of the Corporation, against all liability or loss suffered (including attorneys’ fees) reasonably incurred by the Employee.

15. Binding Effect: Assignment. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns; provided, however, that the Employee shall not assign any part of his rights or duties under this Agreement without the prior written consent of the Corporation, which the Corporation may grant or withhold in its sole discretion, and any such assignment by the Employee without the Corporation’s prior written consent shall be void and of no force or effect. In the event of a merger, sale, transfer, consolidation, or reorganization involving the Corporation, this Agreement shall continue in full force and effect and shall be binding upon, and inure to the benefit of, the Corporation’s successor.

16. Exemption from, or Compliance with, Section 409A. The payment of amounts and the provision of benefits under this Agreement are intended to be exempt from, or compliant with, Section 409A of the Code. Accordingly, the payment of any amount under this Agreement subject to Section 409A shall be made in strict compliance with the provisions hereof, and no such amounts payable hereunder may be accelerated or deferred beyond the periods provided herein. This Agreement shall be administered and interpreted in a manner that is consistent with the foregoing intention.

IN WITNESS WHEREOF, the parties hereto have duly and validly entered into and executed this Agreement as of the date first written above.

LCA-Vision Inc.		EMPLOYEE:

By:	/s/ E. Anthony Woods	/s/ Michael J. Celebrezze
Printed Name: E. Anthony Woods		Printed Name: Michael J. Celebrezze
Title: Chairman of the Board

EXHIBIT A

SCHEDULE OF BENEFITS

Comprehensive healthcare program including medical, dental and vision care benefits.

Available for employee and eligible family members including domestic partner.

Employee Assistance Program (EAP).

Basic and supplemental life insurance.

Short and long-term disability income continuation.

Participation in 401-k retirement savings plan.

Immediate participation.

Up to 15% before-tax contribution rate, subject to IRS limitations.

Discretionary company match.

Availability of loans and financial hardship withdrawals.

Annual catch-up contributions when eligible.

Four (4) weeks of paid time off for vacation.

Sick and holidays consistent with Corporate policies.

Directors and Officers Insurance coverage.

Exhibit B

CONFIDENTIALITY, INVENTIONS AND NONCOMPETITION AGREEMENT

In consideration of my employment or continued employment, as the case may be, by LCA-VISION INC. or any of its subsidiaries or affiliates (together, the “Company”) and the compensation paid to me by the Company from time to time, I represent, warrant and agree as follows:

1.	I recognize that the Company is engaged in a continuous program of research, development, production and marketing respecting its business, present and future, and that;

a.	As part of my employment by the Company, I am (or may be) expected to make new contributions and inventions of value to the Company; and

b.	My employment creates a relationship of confidence and trust between me and the Company with respect to any information applicable to the business of the Company which may be made known to me by the Company or learned by me during the period of my employment; and

c.	The Company possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to the Company (including, without limitation, information created, discovered, developed, or made known by me during the period of or arising within the scope of my employment by the Company) and which has commercial value in the business in which the Company is engaged and is treated by the Company as confidential. All such information is hereinafter called “Proprietary Information”. By way of illustration, but not limitation, Proprietary Information includes processes, formulas, data, programs, know-how, trade secrets, patient records, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, business plans, market share, legal agreements, methods of doing business, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer and supplier lists.

d.	As used in this Agreement, the period of my employment includes any time in which I may be retained by the Company as a consultant. In all circumstances herein all references to Proprietary Information refers only to information obtained by me within the scope of my employment.

2.

I agree that I will promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how, trade secrets and data, whether or not patentable or registerable under copyright or similar statues, made or conceived or reduced to practice during the period of and within the scope of my employment that are related to or useful in the current business of the Company or its subsidiaries or affiliates (if any), or may reasonably be expected to be related to or useful in the business of the Company or its subsidiaries or affiliates going forward, or result from or are conceived during the performance tasks assigned me by the Company or result from use of property, equipment, or premises owned, leased or contracted for by the Company. All such discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, know-how, trade secrets and data are hereinafter referred to as “Inventions”.

3.	I agree that all Proprietary Information and all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. At all times, both during my employment by the Company and after its termination, I will keep in strictest confidence and trust all Proprietary Information and I will not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company. I further agree as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, and other rights and protections relating to said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights and other rights and protections on and enforcing such inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights and other rights and protections relating to Inventions in any way and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a mutually acceptable and reasonable rate after my termination for time actually spent by me at the Company’s request for such assistance. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by me.

4.	I agree to deliver or return to the Company’s request at any time or upon termination or expiration of employment or as soon thereafter as possible all documents, computer equipment, computer tapes and disks, records, lists, drawings, notes and written information (and all copies thereof) furnished by the Company or any of its subsidiaries or affiliates or prepared by me in the course of my employment.

5.	I agree, during the term of my employment with the Company and for a period of one (1) year after the termination of employment with the Company, that:

a.

I will not, in the United States or in any foreign country in which the Company is then marketing its products or services, directly or indirectly, engage in, or own or control any interest in (except as a passive investor in publicly held companies and except for investments held at the date hereof) or act as an officer, director or employee of, or consultant or advisor to, any firm, corporation or institution directly or indirectly in competition with or engaged in a business substantially similar to that of the Company or its subsidiaries or affiliates, including the provision of services which the Company or its subsidiaries or affiliates is engaged in as of the date hereby or which the Company or its subsidiaries or affiliates was engaged in developing at the time my employment terminates (including but not limited to providing laser vision correction services);

b.	I will not directly or indirectly, recruit, induce solicit, encourage or influence (or seek to solicit, induce, recruit, encourage or influence) or hire any current employee of the Company or its subsidiaries or affiliates, or otherwise induce such employee to leave the employment of the Company or its subsidiaries or affiliates, to become an employee of or otherwise be associated with me or any company or business with which I am or may become associated;

c.	I will not induce or attempt to induce any healthcare facility or provider of health care services (including but not limited to a managed care company) to terminate or alter their relationship with the Company; and

d.	I will not directly or indirectly, induce or solicit any of the Company’s patients, regardless of their location to obtain professional medical services from any business, corporation, partnership or entity other than the Company’s or from any person who is not an employee or affiliate of the Company.

6.	I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.	I hereby represent and warrant that I am currently not bound by a non compete or other restrictive covenant with any previous employers and that to the extent the Company or any of their affiliates or subsidiaries is named or otherwise implicated in a complaint, lawsuit or similar action in connection with my prior employment, I shall fully indemnify the Company and any of their affiliates or subsidiaries in connection therewith (including all costs in connection therewith).

8.	I represent, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless I have obtained express written authorization from the former employer for their possession and use. I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with the Company.

9.	If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby and the provision found invalid, illegal or otherwise unenforceable shall be considered to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and as so amended shall be enforced.

10.	This Agreement constitutes the entire agreement and understanding between the Company and me concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

11.	I acknowledge that money damages alone will not adequately compensate the Company and me concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by a duly authorized officer of the company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

12.	This agreement shall be binding upon me irrespective of the duration of my employment by the Company; the reasons for the termination of my employment by the Company, or the amount of my salary or wages. My obligations under this Agreement shall survive the termination of my employment by the Company irrespective of the reasons for such termination and shall not in any way be modified, altered or otherwise affected by such termination.

13.	This Agreement shall be binding upon my heirs, executors, assigns, administrators and me and shall inure to the benefit of the Company and its successors and assigns.

I ACKNOWLEDGE THAT, BEFORE PLACING MY SIGNATURE HEREUNDER, I HAVE READ ALL OF THE PROVISIONS OF THIS CONFIDENTIALITY, INVENTIONS AND NON COMPETITION AGREEMENT, AND HAVE THIS DAY RECEIVED A COPY THEREOF.

Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Ohio.

Date: 6/30/08	By:	/s/ Michael J. Celebrezze
Michael J. Celebrezze

EXHIBIT C

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

THIS is a SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (“Agreement”) by and between Michael J. Celebrezze (“Executive”) and LCA-Vision, Inc. (“LCA”).

This is the release contemplated by the last sentence of Section 6(a) of the Amended and Restated Agreement between Executive and LCA dated as of January 7, 2013 (the “A&R Agreement”).

In consideration of the mutual promises and releases contained herein and in the A&R Agreement, the sufficiency of which is hereby acknowledged, Executive and LCA agree as follows:

1. Executive’s employment with LCA will terminate, permanently and for all purposes, on                         .

2. LCA will pay Executive a lump sum payment of $250 (subject to customary withholdings and deductions), within 15 days of the Effective Date of this Agreement.

3. In exchange for the consideration described herein, to which Executive agrees he would not be entitled but for this Agreement and which is paid solely in consideration for a release and waiver of all claims, Executive, on behalf of himself and any heirs, assigns, attorneys, executors, and/or administrators, hereby covenants not to sue and fully, finally, and forever releases LCA and all of its present and past parents, subsidiaries, affiliates, successors, partners, directors, officers, stockholders, benefit plans and administrators, employees, attorneys, agents, and related entities (collectively the “Releasees”) from any and all rights, claims, and causes of action under federal, state, or local law, including, but not limited to, any and all claims or rights under any law, statute, ordinance, rule, or regulation, the common law, the Ohio Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act, as amended, the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, and any and all claims of discrimination, retaliation, wrongful discharge, attorney fees, promissory estoppel, breach of contract, or tort, which have been or could have been raised by Executive against any of the Releasees through the Effective Date of this Agreement, provided such covenant and release shall not apply to LCA’s obligations to Executive pursuant to Section 6 of the A&R Agreement.

4. Nothing in this Agreement is intended to prohibit the Executive from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission or Department of Labor. Executive acknowledges that he would not seek and would not be entitled to any monetary benefit from such an administrative claim.

5. The parties understand that this Agreement does not constitute an admission by either party of any violation of law.

6. This Agreement shall be governed by the laws of the State of Ohio, without regard to that state’s principles regarding conflicts of laws.

7. This Agreement and the A&R Agreement contain the entire agreement and understanding between Executive and the Releasees, and any earlier agreements or understandings are no longer of any force or effect.

8. Executive is advised to consult with an attorney before signing this Agreement. Executive has 21 calendar days within which to consider all terms and conditions of this Agreement. Executive may waive this 21 day period by executing the Agreement earlier. Executive shall have the right to revoke this Agreement for a period of 7 days following his execution of this Agreement. Any revocation must be in writing and delivered to the Chairman of the Board or the General Counsel of LCA at its current executive offices before the expiration of the seventh day.

9. The Effective Date of this Agreement shall be the eighth day after Executive signs it, provided that he does not revoke it during the seven-day revocation period. Executive agrees that this Agreement is written in a manner he can understand. Executive acknowledges that he has carefully reviewed all of the terms and conditions of this Agreement, that he had a reasonable period of time to consider it, that he fully understands the terms and conditions of this Agreement, and that he freely, voluntarily, and knowingly enters into it without any coercion or undue influence.

LCA-Vision, Inc.

By:
Michael J Celebrezze

Date:	Date: